Exhibit 10.1

SECOND AMENDMENT TO THE
CATELLUS DEVELOPMENT CORPORATION
DEFERRED COMPENSATION PLAN

       THIS SECOND AMENDMENT TO THE CATELLUS DEVELOPMENT CORPORATION DEFERRED COMPENSATION PLAN is made and adopted by Catellus Development Corporation (the “Company”), effective as of August 1, 2002. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Plan (as defined below).

       WHEREAS, the Company, has established and maintains the Catellus Development Corporation Deferred Compensation Plan (the “Plan”) effective March 1, 1997, as amended;

       WHEREAS, pursuant to Section 11.1 of the Plan, the Plan may be amended by the Company at any time; and

       WHEREAS, the Company desires to amend the Plan to allow determinations of financial Hardship as defined by the Plan to be made by a committee of three appointees unless one such appointee is the Participant requesting the Hardship distribution.

       NOW, THEREFORE., BE IT RESOLVED, that the Plan is hereby amended effective August 1, 2002 to provide as follows:

1.	Section 6.9 is hereby deleted and restated in its entirety as follows:

6.9 Hardship Distribution. Upon a finding that the Participant or the Beneficiary has suffered a financial Hardship, the Administrator or a committee consisting of the Vice President of Human Resources & Administration, the Executive Vice President, and the President (unless such group includes the Participant at issue) may in its sole discretion permit the Participant to cease any ongoing deferrals and accelerate distribution of benefits under the Plan in the amount reasonably necessary to alleviate such financial Hardship. If a distribution is to be made to a Participant for a financial Hardship, deferrals shall cease and the Participant shall not be permitted to participate in the Plan until the next enrollment following one full year from the date of the Hardship distribution.

2.	Except as set forth herein, the Plan shall remain in full force and effect.

       IN WITNESS WHEREOF, the Company has caused this Second Amendment to the Plan to be executed by its duly authorized officer effective as of August 1, 2002

CATELLUS DEVELOPMENT CORPORATION

By:	/s/ Jaime Gertmenian

Name:	Jaime Gertmenian
Title:	Vice President, Human Resources
and Administration